UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

July 30, 2012

Date of Report (Date of earliest event reported)

FMC Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-16489	36-4412642
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1803 Gears Road, Houston, Texas	77067
(Address of Principal Executive Offices)	(Zip Code)

(281) 591-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of President

On July 30, 2012, FMC Technologies, Inc. (the “Company”) announced the appointment of Robert L. Potter as President, effective August 1, 2012, as approved by the Board of Directors. Mr. Potter assumes this responsibility from John T. Gremp who will continue as Chairman and Chief Executive Officer. Mr. Potter’s responsibilities will include leading the Technology, Quality and Security functions for the Company. Prior to his appointment, Mr. Potter served as Executive Vice President, Energy Systems, since 2010, responsible for all operating segments. From 2007, Mr. Potter served as Senior Vice President, Energy Processing and Global Surface Wellhead. He began his career with the Company in 1973.

Appointment of Executive Vice President and Chief Operating Officer

On July 30, 2012, the Company also announced that Douglas J. Pferdehirt was elected as the Company’s Executive Vice President and Chief Operating Officer, effective August 1, 2012 (the “Effective Date”). He will report directly to John T. Gremp, Chairman and Chief Executive Officer. Mr. Pferdehirt, 48, joins the Company from Schlumberger Limited (“Schlumberger”). He joined Schlumberger in 1986 and over the course of his 26-year tenure held a wide range of leadership positions. Specifically, from 2006 to 2011, he was President of Schlumberger’s Reservoir Production Group. In his last assignment he served as Schlumberger’s Executive Vice President, Corporate Development and Communication. He earned a Bachelor of Science degree in petroleum and natural gas engineering from Penn State University.

The selection of Mr. Pferdehirt was not pursuant to any agreement of understanding between him and any other person. There is no family relationship between Mr. Pferdehirt and any director or executive officer of the Company. There are no transactions between Mr. Pferdehirt and the Company that are required to be reported under Item 404 (a) of Regulation S-K.

The compensation for Mr. Pferdehirt as Executive Vice President and Chief Operating Officer includes: (a) an annual base salary of $700,000, subject to increases at the Compensation Committee’s discretion; (b) an annual cash bonus under the Company’s non-equity incentive program with a target amount of 100% of his base salary actually paid during the year; and (c) long-term incentive compensation for 2012 valued at $927,083. In addition, to attract Mr. Pferdehirt to the Company and to make him whole for forfeited compensation at Schlumberger, Mr. Pferdehirt will receive the following one-time payments: (i) a cash bonus of $1,625,000 payable within 30 days after the Effective Date; and (ii) an additional equity grant in the form of restricted stock units valued at $4,875,000; these time-based restricted stock units will vest proportionately over three years from the Effective Date with the first third vesting on August 1, 2013. All restricted stock units issued in connection with Mr. Pferdehirt’s start of employment will be valued on the closing share price for August 1, 2012. Consistent with other Company executives at his level, Mr. Pferdehirt will be provided the use of a company vehicle; financial and tax planning assistance; executive physical; and reimbursement for club memberships. He will also receive retirement, health and welfare benefits under our broad-based plans generally available to all employees.

Mr. Pferdehirt and the Company will enter into an executive severance agreement, the form of which will be consistent with the executive severance agreement described in the Form 10-K for the fiscal year ended December 31, 2011. This agreement will be effective August 1, 2012. The “double-trigger” executive severance agreement will entitle him to receive a payment if after a qualifying “change in control” his employment is terminated without “cause” or he voluntary terminates employment for “good reason.” The severance payment for Mr. Pferdehirt under the executive severance agreement will be equal to three times his base salary and target bonus. The executive severance agreement does not provide severance benefits outside the context of a “change in control” and does not provide any income or excise tax gross-ups. In addition, the Company has agreed that if Mr. Pferdehirt’s employment is terminated outside the context of a “change in control” and without cause within the first three years of his employment with the Company, then in that event, 50% of any unvested sign-on equity grants will vest upon his termination.

A news release issued by the Company on July 30, 2012 announcing Mr. Potter’s and Mr. Pferdehirt’s appointments is furnished as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description of Exhibit

99.1	News Release issued by FMC Technologies, Inc. dated July 30, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FMC TECHNOLOGIES, INC.

Dated: July 30, 2012	By:	/s/ Jeffrey W. Carr
Name: Jeffrey W. Carr
Title: Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description of Exhibit

99.1	News Release issued by FMC Technologies, Inc. dated July 30, 2012.